Exhibit 10.8

NEWMONT MINING CORPORATION

2013 STOCK INCENTIVE PLAN

DIRECTOR STOCK UNIT AGREEMENT

This Director Stock Unit Agreement (“Agreement”) is dated as of April 25, 2013, between Newmont Mining Corporation, a Delaware corporation (“Newmont”), and Board Director (“Director”).

WITNESSETH:

WHEREAS, Director is a director of Newmont; and

WHEREAS, in recognition of the Director’s service as a director of Newmont rendered and to be rendered during the 2013 calendar year, the Board of Directors, the Compensation Committee and the Corporate Governance and Nominating Committee (“Newmont Committee”) has awarded Director a right to receive shares of common stock, $1.60 par value, of Newmont (“Common Stock”) pursuant to the terms and conditions of this Agreement and those of the Newmont Mining Corporation 2013 Stock Incentive Plan (“Plan”); capitalized terms used but not defined herein shall have the meanings given such terms in the Plan.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, Newmont hereby documents such award to Director of a right to receive 3,748 shares of Common Stock (rounded down to the nearest whole share), pursuant to the terms and conditions set forth in this Agreement and the Plan (each such right to receive a share of Common Stock, a “DSU,” and collectively, the “DSUs”), and in connection with such award, Newmont and Director hereby agree as follows:

AGREEMENT:

1. Immediate Vesting. The DSUs are immediately fully vested and nonforfeitable.

2. No Ownership Rights Prior to Issuance of Common Stock. Director shall not have any rights as a stockholder of Newmont with respect to the shares of Common Stock underlying the DSUs, including but not limited to the right to vote with respect to such shares of Common Stock, until and after such shares of Common Stock have been actually issued to Director and transferred on the books and records of Newmont; provided, however, that each DSU shall accrue Dividend Equivalents during the period from the date of this Agreement until the date such shares are delivered in accordance with Paragraph 3, payable in cash at the time specified in Paragraph 3.

3. Delivery of Shares of Common Stock. As soon as reasonably practicable following the date of Director’s retirement from the Board, Newmont shall cause to be delivered to Director the full number of shares of Common Stock underlying the DSUs, together with all accrued Dividend Equivalents, subject to satisfaction of any applicable tax withholding pursuant to Section 18 of the Plan. For purposes of this Agreement, “retirement” from the Board means separation from service (as a director, employee or other service provider) with Newmont and the Affiliates under any circumstances, including due to death.

4. Nontransferability. Director’s interest in the DSUs and any shares of Common Stock relating thereto may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution, prior to such time as such shares of Common Stock have actually been issued and delivered to Director.

5. Acknowledgements. Director acknowledges receipt of and understands and agrees to the terms of the DSUs awarded hereunder and the Plan. In addition to the above terms, Director understands and agrees to the following:

(a) Director hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the date of this Agreement but prior to the distribution of Common Stock underlying the DSUs. If and to the extent that any provision contained in this Agreement is inconsistent with the Plan, the Plan shall govern.

(b) Director acknowledges that this Agreement and the Plan set forth the entire understanding between Director and Newmont regarding the DSUs and the shares of Common Stock underlying the DSUs and supersedes any prior oral and written agreements pertaining to the DSUs and/or such shares.

(c) Director understands that Newmont and/or the Affiliates hold certain personal information about Director, including but not limited to his or her name, home address, telephone number, date of birth, social security number, remuneration, nationality, title and details of all DSUs or other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding (“personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable law. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about Director. Director hereby gives explicit consent to Newmont and any of the Affiliates to process any such personal data and/or sensitive personal data. Director also hereby gives explicit consent to Newmont to transfer any such personal data and/or sensitive personal data outside the country in which Director renders services, including, but not limited to, the United States. The legal persons for whom such personal data are intended include, but are not limited to, Newmont and its stock transfer agent, Computershare Shareowner Services. Director has been informed of his or her right of access and correction to his or her personal data by applying to the Executive Vice President and Corporate Secretary of Newmont.

(d) Director understands that Newmont has reserved the right to amend or terminate the Plan at any time, and that the award of DSUs under the Plan at one time does not in any way obligate Newmont or any Affiliate to grant additional DSUs or other Awards in any future year or in any given amount, except in accordance with the express terms and conditions of the Plan, as in effect from time to time. Director acknowledges and understands that the DSUs are awarded in connection with Director’s status as a non-employee director of Newmont and can in no event be interpreted or understood to mean that Newmont is Director’s employer or that there is an employment relationship between Director and Newmont. Director further acknowledges and understands that Director’s participation in the Plan is voluntary and that the DSUs and any future Awards under the Plan are wholly discretionary in nature, the value of which do not form part of any normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, other than to the extent required by local law or as expressly set forth in the Plan or to the extent expressly determined by the Board or the Newmont Committee.

(e) Director acknowledges and understands that the future value of the shares of Common Stock acquired by Director under the Plan is unknown and cannot be predicted with certainty and that no claim or entitlement to compensation or damages arises from termination of the Plan or the diminution in value of any shares of Common Stock acquired under the Plan, and Director irrevocably releases Newmont and the Affiliates from any such claim that may arise.

6. No Right to Continued Service. Neither the DSUs nor any terms contained in this Agreement shall confer upon Director any express or implied right to be retained in the service of Newmont or any Affiliate for any period at all, nor restrict in any way the right of Newmont or any Affiliate, which right is hereby expressly reserved, to terminate his or her service at any time with or without cause, subject to applicable law and the applicable provisions of Newmont’s Certificate of Incorporation and By-laws.

7. Compliance with Laws and Regulations. The award of the DSUs to Director and the obligation of Newmont to deliver shares of Common Stock hereunder shall be subject to (a) all applicable federal, state, local and non-United States laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Newmont Committee shall, in its sole discretion, determine to be necessary or applicable. Moreover, shares of Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange.

8. Investment Representation. If at the time of delivery of shares of Common Stock, the Common Stock is not registered under the Securities Act of 1933, as amended (the “Securities Act”), and/or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, Director shall, if requested by the Newmont Committee, execute, prior to the delivery of any shares of Common Stock to Director by Newmont, an agreement (in such form as the Newmont Committee may specify) in which Director represents and warrants that Director is purchasing or acquiring the shares acquired under this Agreement for Director’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption Director shall, prior to any offer for sale of such shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Newmont Committee, from counsel for or approved by the Newmont Committee, as to the applicability of such exemption thereto.

9. Notices. Any notice or other communication required or permitted hereunder shall, if to Newmont, be in accordance with the Plan, and, if to Director, be in writing and delivered in person or by registered or certified mail or overnight courier, postage prepaid, addressed to Director at his or her last known address as set forth in Newmont’s records.

10. Severability. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.

11. Governing Law. Except as to matters concerning the issuance of Common Stock or other matters of corporate governance, which shall be determined, and related DSU provisions construed, under the General Corporation Law of the State of Delaware, this Agreement shall be governed by the laws of the State of Colorado, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties hereto submit to the exclusive jurisdiction and venue of the federal or state courts of Colorado to resolve any and all issues that may arise out of or relate to this Agreement or the Plan.

12. Modification. Except as otherwise permitted by the Plan, this Agreement may not be modified or amended, nor may any provision hereof be waived, in any way except in writing signed by the parties hereto.

13. Transferability of Agreement. This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, in the case of Director, his or her estate, heirs, executors, legatees, administrators, designated beneficiary and personal representatives. Nothing contained in this Agreement shall be deemed to prevent transfer of the DSUs in the event of Director’s death in accordance with Section 14(b) of the Plan.

14. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Newmont Mining Corporation has caused this Agreement to be executed by a duly authorized officer, and Director has executed this Agreement, both as of the day and year first written above.

NEWMONT MINING CORPORATION

By:
	Name:	Stephen P. Gottesfeld
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Agreed to this day of , .

Director